Exhibit 10.3

Contact:	Chad M. Utrup, CFO
Commercial Vehicle Group, Inc.
(614) 289-5360
FOR IMMEDIATE RELEASE
COMMERCIAL VEHICLE GROUP ANNOUNCES ACQUISITION OF PEKM
NEW ALBANY, OHIO, October 1, 2007 — Commercial Vehicle Group, Inc. (Nasdaq: CVGI) announced today that it has acquired all of the outstanding common stock of PEKM Kabeltechnik s.r.o. (“PEKM”), an electronic wire harness manufacturer primarily for the commercial truck market, from the Prettl Group, a family-owned international organization headquartered in Germany. PEKM has two operating facilities in Liberec, Czech Republic and one operating facility in Kamyanets-Podilsky, Ukraine.
“This acquisition further expands our global footprint and provides us with a new customer base outside of North America in our key end markets,” said Mervin Dunn, president and chief executive officer of Commercial Vehicle Group. “With its wide variety of wiring harness products, PEKM compliments our existing product offering and provides us with another well-positioned platform to continue our global expansion and sourcing efforts,” added Dunn.
PEKM provides products to a variety of customers, including MAN, Daimler Chrysler (Mercedes) and Skoda, and delivers its products primarily to the central, eastern and western European regions. Total cash consideration for the transaction was approximately $21.1 million. The acquisition of PEKM is expected to be neutral to the Company’s diluted earnings per share for the remainder of 2007 and accretive by approximately $0.03 per diluted share for the full year 2008.
For the period of October 1, 2007 to December 31, 2007, the Company expects PEKM revenues to be in the range of $13.0 million, operating income in the range of $0.6 million and depreciation in the range of $0.2 million. For the full year 2008, the Company expects PEKM revenues to be in the range of $64.0 million, operating income in the range of $2.4 million and depreciation in the range of $1.0 million.
“In addition to PEKM’s technical and manufacturing expertise, the opportunities for expansion and growth in these regions and end markets make this an exciting acquisition for us,” said Chad M. Utrup, chief financial officer of Commercial Vehicle Group. “We have already identified additional opportunities for our construction market wiring harness products to be manufactured in the central and eastern European region and PEKM provides us with the ability to capitalize on these opportunities while avoiding significant startup costs. These opportunities are expected to start in early 2008 and are included in our 2008 estimates for PEKM. We look forward to working with PEKM’s employees, customers and suppliers as we move forward,” added Utrup.
(more)

Rolf Prettl, chief executive officer and president of the Prettl Group remarked, “CVG was a natural partner for this transaction with their global capabilities and commitment to their customers and end markets. We believe the CVG/PEKM combination strongly enhances PEKM’s ability to compete in the global markets and CVG has a good long-term strategy for the future.”
About Commercial Vehicle Group, Inc.
Commercial Vehicle Group is a leading supplier of fully integrated system solutions for the global commercial vehicle market, including the heavy-duty truck market, the construction and agriculture market and the specialty and military transportation markets. The Company’s products include suspension seat systems, interior trim systems, such as instrument and door panels, headliners, molded products, cabinetry and floor systems, cab structures and components, mirrors, wiper systems, electronic wiring harness assemblies and controls and switches specifically designed for applications in commercial vehicle cabs. The Company is headquartered in New Albany, OH with operations throughout North America, Europe and Asia. Information about the Company and its products is available on the internet at www.cvgrp.com.
Forward-Looking Statements
This press release contains forward-looking statements that are subject to risks and uncertainties. These statements often include words such as “believe,” “expect,” “anticipate,” “intend,” “plan,” “estimate,” or similar expressions. These statements are based on certain assumptions that the Company has made in light of its experience in the industry as well as its perspective on historical trends, current conditions, expected future developments and other factors it believes are appropriate under the circumstances. Actual results may differ materially from the anticipated results because of certain risks and uncertainties, including but not limited to: (i) the Company’s ability to develop or successfully introduce new products; (ii) risks associated with conducting business in foreign countries and currencies; (iii) general economic or business conditions affecting the markets in which the Company serves; (iv) increased competition in the heavy-duty truck market; (v) the Company’s failure to complete or successfully integrate additional strategic acquisitions; and (vi) various other risks as outlined in the Company’s SEC filings. There can be no assurance that statements made in this press release relating to future events will be achieved. The Company undertakes no obligation to update or revise forward-looking statements to reflect changed assumptions, the occurrence of unanticipated events or changes to future operating results over time. All subsequent written and oral forward-looking statements attributable to the Company or persons acting on behalf of the Company are expressly qualified in their entirety by such cautionary statements.
# # # # #